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[BANCINSURANCE CORPORATION LOGO]

FOR IMMEDIATE RELEASE                                 For Additional Information
                                                      Contact: John Sokol
                                                      President
                                                      (614) 228-2800


                       BANCINSURANCE CORPORATION ANNOUNCES
                 AUTHORIZATION TO PURCHASE UP TO 500,000 SHARES



COLUMBUS, Ohio (August 16, 1999) Bancinsurance Corporation (NASDAQ: BCIS), a specialty insurance holding company, today announced that its Board of Directors has authorized the repurchase for up to 500,000 shares of its common stock or approximately 8% of its outstanding shares.

The Shares will be repurchased, at times and amounts to be determined by management, as market conditions warrant in the open market or through negotiated off-market transactions. Repurchased shares will be placed in treasury and may subsequently be reissued in connection with acquisitions and/or the Company's stock option plans. The repurchase program will expire on December 31, 2000. As of June 30, 1999, Bancinsurance Corporation had 6,135,179 common shares outstanding.

Bancinsurance is a specialty property insurance holding company primarily engaged in providing niche insurance products and services for financial institutions. With the exception of historical information, this press release includes forward-looking statements that involve risks and uncertainties, including, but not limited to, the Company's emphasis on larger accounts, which contribute to improved corporate profitability. These statements involve risks and uncertainties, which have been detailed from time to time in the Company's Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended December 31, 1998. Actual results may differ materially from management's expectations.